UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2010

SPIRE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of principal executive offices)	(Zip Code)

(781) 275-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 15, 2010, Spire Corporation (the “Company”) and Silicon Valley Bank (the “Bank” or “SVB”) entered into (i) the First Loan Modification Agreement amending certain terms of the Second Amended and Restated Loan and Security Agreement (the “Second Restated Revolving Credit Facility”) and (ii) the First Loan Modification Agreement amending certain terms of the Amended and Restated Export-Import Bank Loan and Security Agreement (the “Restated Ex-Im Facility”) (collectively, the “Loan Modifications”).  Pursuant to the terms of the Loan Modifications, the Company and the Bank agreed to (i) create a letter of credit sub-facility within the Company’s existing credit line, (ii) decrease the interest rate with regard to financed eligible accounts from SVB Prime Rate plus 3.0% per annum to SVB Prime Rate plus 2.5% per annum while (iii) reducing the interest rate floor from 6.0% per annum to 4.0% per annum and (iv) extending the maturity date of the Second Restated Revolving Credit Facility and Restated Ex-Im Facility to December 31, 2011. In addition to the above, in the event the Company achieves certain levels of liquidity, based on cash on hand and availability under the credit facility, the Bank will waive the requirement that the Company cash collateralize any letters of credit issued by the Bank pursuant to the new letter of credit sub-facility in an aggregate amount up to $1.5 million.  Finally, because the Company has made all the required payments under the Equipment Term Loan, the Bank acknowledged that the Equipment Term Loan has been paid in full and all references to it in the Second Restated Revolving Credit Facility have been deleted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: June 18, 2010	By:	/s/ Roger G. Little
Roger G. Little
Chairman and CEO